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                                                                    Exhibit 14.1

                                                                Code Of Business
                                                             Conduct And Ethical
                                                                      Guidelines
                                                                   November 2003

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Dear Amkor Colleagues,

As representatives of Amkor Technology, Inc. and our subsidiaries ("Amkor"), we are each responsible for helping to define our company in a positive way.

The purpose of this Code of Business Conduct and Ethical Guidelines is to assist us in understanding the values and beliefs that we share, and stand for as an organization.

It offers many guidelines, but it cannot make decisions for you. You should seek guidance from your supervisor, human resources or the legal department if you have questions.

We urge each employee to thoroughly read this booklet and discuss it with his or her supervisor.

Through our alignment to our values, and in demonstrating commitment to this code of conduct, we will ensure that our message to our constituencies and each other is clear. The Amkor team will operate at the highest level of integrity and strive to demonstrate exemplary behavior.

Sincerely,

Jim Kim                                    John Boruch
Chairman and Chief Executive Officer       President and Chief Operating Officer

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CONTENTS

I.       Definition and Applicability...................................       3
II.      Our Values.....................................................       4
III.     Ethics and Compliance..........................................       6
             Honest and Ethical Conduct.................................       6
             Compliance with Applicable Rules and Regulations...........       6
             Foreign Corrupt Practices Act..............................       6
             Bribes, Kickbacks, Gifts and Gratuities....................       6
IV.      Conflicts of Interest and Using Insider Information............       9
             Conflict of Interest.......................................       9
             Using Insider Information..................................      10
V.       Employment Practices...........................................      11
             Employees and the Workplace Environment....................      11
             Compensation and Benefits..................................      12
             Work Hours.................................................      13
             Environmental, Safety and Health...........................      14
             Physical Security..........................................      14
             Internal Information Posting...............................      15
             Quality....................................................      15
             Employee Reimbursement/Advances............................      16
VI.      Business Practices.............................................      17
             Antitrust Compliance.......................................      17
             Financial Reporting and External Communications............      17
VII.     Use and Protection of Assets and Electronic Systems............      20
             Use and Protection of Assets...............................      20
             Information Security.......................................      20
VIII.    Violations of the Code and the Ethics Hotline..................      22
             Reporting Violations of the Code...........................      22
             Retaliation................................................      22
             Violations of the Code.....................................      22
IX.      Phone Numbers..................................................      23

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I. DEFINITION AND APPLICABILITY

To run our business effectively, we developed management tools that include a mission statement, corporate values and strategic objectives. In addition, we created this Code of Business Conduct and Ethical Guidelines upon which we base the operation of our business.

This Code of Business Conduct and Ethical Guidelines is a standing guide for handling business situations in an honest and professional manner, and should be used in determining key business decisions and actions. We designed this code to deter wrongdoing and to promote:

- Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

- Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

-    Compliance with applicable governmental laws, rules and regulations;

- The prompt internal reporting to an appropriate person or persons identified in the code of violations of the code; and

-    Accountability for adherence to the code.

This code applies to all Amkor employees worldwide. These principles are not intended to be all-inclusive, but they do provide important information about the company's established way of doing business. Local or department guidelines may be issued in various offices to supplement or implement the principles.

International laws or customs may sometimes require us to modify the practices that we have outlined here. If you have any questions or concerns about the proper course of action, discuss the situation with your supervisor or with human resources.

Any amendment or waiver of this Code of Business Conduct and Ethical Guidelines for our executive officers or senior financial officers, including the Chief Financial Officer and Controller, must be approved in writing by the board of directors and promptly disclosed as required by law or stock exchange regulations.

Please keep in mind that failure to conduct business in compliance with these guidelines may result in disciplinary action, up to and including termination.

These guidelines should be a part of your daily working practices. If you need further guidance in applying them to your specific situation, your supervisor or manager should be able to help you. In some cases, you may need to contact a group such as the legal department or human resources for more specific guidelines or opinions. When in doubt, ask!

Your understanding of these guidelines will help to ensure that the company and our employees conduct their business with uncompromising integrity and professionalism.

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II. OUR VALUES

Our business environment is constantly changing. We can count on changes in our products, our people, our customers, and our suppliers. What will not change is our commitment to our company values. Our values are the foundation for sustaining our business environment within Amkor. They are:

-    Respect and Integrity

-    High Energy

-    Teamwork and Cooperation

-    Caring and Well Being of our People

-    Open Communication

These values define who we are as a company -- to each other, to our customers, our suppliers and to our shareholders. They define what we stand for, and they are guiding principles for behavior.

Our company values are demonstrated through the following examples:

RESPECT & INTEGRITY

- When we need to give constructive feedback to each other, we speak about the issue, not the person. We are not condescending or rude.

- Respect goes beyond how we treat each other and includes how we treat the company.

     - We conserve and optimize our resources -- this includes time and money.

     -    We speak highly of Amkor.

-    We do not give our word unless we know we can meet our commitment.

-    We recognize that gossip is destructive, and we strive to eliminate it.

HIGH ENERGY

- When a customer presents us with a challenge, our first response is to look for ways to meet their needs. We respond eagerly to opportunities for innovative thinking.

- We know that enthusiasm is spirited by people who support each other, so we make a concentrated effort to offer support when others are down, and to back each other up when the pressure is on.

-    We boldly take calculated risks.

TEAMWORK & COOPERATION

- Knowing we cannot get our job done without other people, we have team/departmental meetings to keep our people up to date on new information.

- We use a team approach in decision making by involving key players before a commitment is made.

     -    We recognize people who contribute to our success.

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CARING & WELL BEING OF OUR PEOPLE

- We support one another in finding the best ways to maximize their contributions to Amkor's success -- through personal growth, learning and development, or job changes.

-    We make a point to have fun in our work because it refuels and inspires us.

- We encourage each other to think and act creatively and go beyond the fears that inhibit growth.

OPEN COMMUNICATION

-    We are accessible to one another.

- We deal openly and honestly with conflict by taking concerns directly to the person responsible. Our focus is on the issue, not the person.

- We recognize the importance of sharing our ideas, expressing gratitude and recognizing others.

Our values provide the foundation of our business culture, and our Code of Business Conduct and Ethical Guidelines provides information about the way business is conducted at Amkor. These guidelines provide the foundation for understanding how to handle most business situations in the honest and professional manner expected of every Amkor employee.

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III. ETHICS AND COMPLIANCE

HONEST AND ETHICAL CONDUCT

We expect all employees to act with the highest standards of honesty and ethical conduct while working on our company's premises, at offsite locations where Amkor business is being conducted, at Amkor sponsored business and social events, or at any other place where the employees are representing Amkor.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting your supervisor or Amkor's legal department.

COMPLIANCE WITH APPLICABLE RULES AND REGULATIONS

All Amkor employees must comply with all applicable laws and regulations. Employees are expected to be familiar with the legal and regulatory requirements applicable to their business responsibilities and to fulfill their duties in accordance with these laws and regulations.

Questions concerning the applicability of any legal or regulatory provision should be directed to Amkor's legal department.

FOREIGN CORRUPT PRACTICES ACT

Among other things, the Foreign Corrupt Practices Act prohibits bribing any public official, government, or other individual-regardless of nationality or local custom to secure any concession, contract, or favorable treatment. Bribes include any kickbacks or other unlawful payments.

BRIBES, KICKBACKS, GIFTS AND GRATUITIES

BRIBES AND KICKBACKS

Amkor employees may not offer or accept a bribe or a kickback. A bribe is defined as a thing of value given to someone with the intent of obtaining favorable treatment from the recipient. Kickbacks consist of payment in cash or in kind, including goods, services, the use of another company's property, or forgiving any sort of obligation provided to a customer or supplier for the purpose of improperly obtaining or rewarding favorable treatment in connection with a sale or purchase. Bribes and kickbacks may not be offered either directly or through a third party in order to obligate the recipient to return the favor.

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Sample Situation:

- Paying a freight forwarder to expedite a shipment through customs is not acceptable if the agent doesn't follow applicable rules and regulations, and if the agent gives money or payment in kind to a government official for personal benefit. On the other hand, expediting by following rules and regulations and without bribing officials is acceptable.

-    Questions about specific cases should be sent to the legal department.

RECEIVING GIFTS AND GRATUITIES

Any form of a gift that obligates an employee is a bribe and is forbidden, regardless of its value. Cash gifts are not allowed, whether for referring an Amkor employee to a recruiter, for purchasing favors or for sales to outside parties. A sample from a customer or supplier is Amkor property and is not for personal use or profit.

No entertainment shall be accepted in any circumstance from present or potential suppliers, unless it is a multi-customer event, sanctioned in a professional environment and does not, or appear to, influence purchasing decisions, create a conflict of interest or violate rules or proprietary exchanges of information.

No favors, services, travel or lodging of any kind from present or potential suppliers may be accepted.

Working meals are acceptable if the work performed is proximate to a supplier or third party facility and passes the common sense test for reasonable behavior in a business environment.

Promotional items with company logos are acceptable as long as their value is less than $100. If an item's value is unclear, the item should be returned. If it cannot be returned, it must be turned over to the company. The gift can then be given to a charitable organization.

If employees know that they will receive a gift of value, they can suggest that instead of a gift, a donation be made in their honor to a charity. Some Sample
Situations:

- Business discussions held at lunch or dinner are legitimate. A free private meal for an employee and spouse is not a legitimate function.

- An invitation to an entertainment or sporting event such as a golf or tennis tournament may be appropriate if it demonstrably helps build a business relationship.

When unsure about proper conduct, an employee should describe the situation to his or her manager and the legal department. Policy violations should be reported promptly to the legal department.

GIVING GIFTS AND GRATUITIES

Equivalent rules apply to the giving of gifts. Obviously, they should not be offered as bribes. Care should be taken to avoid giving gifts that are intended to be innocent but may be construed as a bribe especially with respect to gifts to government officials for which strict

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rules apply. An acceptable gift to a business person might be perceived as a bribe to a government worker.

When in doubt, contact the legal department.

- It is permissible to give away plaques, supplier awards and prizes that are part of official programs with fair, openly-published rules for competing companies.

- Samples may not be provided to a customer for private use. Free access to company resources or assets, such as computer time, and scrap or excess materials, is expressly forbidden.

- In some countries other than the U.S., local customs require the exchange of gifts under certain circumstances. In these cases, the country manager may ask for an exception through a written request to the legal department. Such requests must specify the manager's understanding of the country's customs and the proposed rules for gift giving and receiving, including the occasions on which such gifts may be exchanged and the dollar equivalent value of such gifts to be permitted. If approved, the country manager may publish such rules to affected employees on an exception basis. Gifts outside the provisions of the approved local rules cannot be given or received without approval from the legal department.

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IV. CONFLICT OF INTEREST AND USING INSIDER INFORMATION

CONFLICT OF INTEREST

It is Amkor's policy that all employees avoid any activity that is or has the appearance of being hostile, adverse or competitive with the company, or that interferes with the proper performance of duties, responsibilities or loyalty to the company.

An employee's best course of action is to review the specific situation with his or her supervisor to assess whether there are any problems and, if so, how they can be resolved. If the employee's supervisor concludes that there is or may be a perceived conflict of interest, the manager will consult with the legal department. The legal department will work with the vice president of purchasing, the regional sales manager or appropriate employee management to determine if there is a real or perceived conflict of interest. If a conflict exists, it may be necessary to transfer that employee, require the employee to divest himself or herself of the interest, or remedy the situation as a condition of continued employment.

Some Sample Situations:

- If an employee is in a position to influence the business situation of a supplier or customer, the employee must disclose to his or her supervisor all financial, proprietary or other type of controlling or influencing interest (for example, a member of the immediate family or a close personal friend) that the employee may directly have. (Note: Financial or proprietary interest includes investments, ownership of securities or loan agreements.)

- Any employee in a position to influence the purchase of materials or services must formally declare any situation wherein a member of the employee's immediate family or a close personal friend is employed by Amkor's supplier. A conflict of interest form is normally used to make this declaration.

- It is not Amkor's policy to discourage the employment of family members or employees' close personal friends as suppliers or competitors. Clearly, everyone is entitled to pursue a career of his or her choice. It is the company's intention, however, to ensure that neither real nor apparent influence is exerted in its business relationships as a result of such employment.

- Amkor will not conduct business with a former employee who becomes employed by a supplier or who offers his or her services as an independent contractor for a period of 12 months from the employee's termination date, without prior written approval from the vice president of purchasing.

- An employee may not directly or indirectly conduct outside business that interferes with the proper performance of the employee's job at Amkor, is conducted during an employee's normal working hours, or utilizes Amkor confidential information or specialized skills and knowledge gained as an employee of the company. This includes becoming a contractor, consultant or supplier to Amkor while being employed at Amkor.

- Employees may not enter into any short sales or short positions with respect to Amkor securities.

Certain employees who are in particularly sensitive positions are required to complete a conflict of interest form each year. The internal audit department will provide these forms. The completed

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and signed forms must be returned to the internal audit department.

Employees completing conflict of interest forms must properly notify the internal audit department of any changes to their responses.

USING INSIDER INFORMATION

Employees may at some time have access to information related to our company or our business that is not known to the general public. This is known as "insider information." It is Amkor policy that insider information may not be used at any time for improper purposes.

PROTECTING INSIDER INFORMATION

Insider information may not be disclosed to anyone outside the company, except for the purpose of conducting company business.

STOCK TRANSACTIONS AND MATERIAL INSIDER INFORMATION

Some insider information may be considered material; that is, it is information that could affect Amkor's stock price. If an employee has material insider information about the company, than he or she should not trade in company stock until the information is released to the public. Some examples of information that may be material are financial results, plans to acquire another company or planned key product announcements.

Certain material insider information that is related to company business may not affect the stock price, but may affect the stock price of another company or the value of other investment opportunities. An Amkor employee may not use this material insider information to gain personal financial benefit. This type of insider information would include, for example, Amkor's plan to make a major investment in another company or to award a large piece of business to a supplier.

In all situations, if an employee is prohibited by this policy from acting for his or her own benefit (for example, by trading stock or investing), than he or she may not "tip" another person to act.

Securities laws prohibit trading stock based on material insider information. A violation of these laws can result in civil and criminal penalties. Any issue regarding this type of transaction should be reviewed with the legal department.

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V. EMPLOYMENT PRACTICES

EMPLOYEES AND THE WORKPLACE ENVIRONMENT

NONDISCRIMINATION AND DIVERSITY

Amkor respects, values and welcomes diversity in our workforce, as well as in our customers, our suppliers and the global marketplace. Amkor's policy is to comply with all applicable laws and to provide equal employment opportunity for all applicants and employees without regard to non-job related factors such as race, color, religion, sex, national origin, ancestry, age, disability, veteran status, marital status or sexual orientation. This policy applies to all areas of employment, including recruitment, hiring, training, promotion, compensation, benefits, transfer, and social and recreational programs.

AT-WILL EMPLOYMENT

Unless otherwise agreed in writing and subject to any applicable law, each Amkor employee is employed by Amkor on an at-will-basis. This means that employment is not guaranteed for any specific duration of time and Amkor retains the right to terminate an individual's employment at any time with or without cause. No oral representations made by any Amkor employee with respect to continued employment can alter this relationship.

HARASSMENT-FREE WORKPLACE

Amkor is committed to providing a workplace free of all types of harassment. Amkor strongly disapproves of, and will not tolerate, harassment of employees by managers or co-workers. Amkor will also provide a work environment to protect employees from harassment by non-employees in the workplace.

Harassment includes verbal, physical and visual conduct that creates an intimidating, offensive or hostile working environment or that interferes with work performance. Some examples include racial slurs; ethnic or sexual jokes; offensive statements, posters or cartoons; intimidation tactics; distribution of inappropriate jokes or offensive language on electronic mail or any other Amkor computer or networks; use of pornographic screens or software; or other similar conduct. Sexual harassment includes behaviors such as solicitation of sexual favors, unwelcome sexual advances or other verbal, visual or physical conduct of a sexual nature.

OPEN COMMUNICATION

Amkor promotes performance, teamwork and results through open communications. We encourage communications meetings at all sites where employees have the opportunity to share any concerns with senior management. Amkor also supports an "open door" management policy. Employees are encouraged to raise work-related concerns with their immediate manager. If this is not the most appropriate person, they are encouraged to bring their concerns to the attention of the functional manager, human resources or any senior manager, up to and including the corporate vice

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president. Employees can also send their questions to the Amkor Connect newsletter regarding clarification of company values, policies and standard practices. These questions may be sent anonymously, if desired.

PERFORMANCE MANAGEMENT

Performance management is an ongoing process of setting clear expectations, holding employees accountable for meeting those expectations, and directly and effectively addressing performance issues. Managing employee performance is a responsibility that is shared by managers and employees.

Amkor formally appraises the performance of employees worldwide every year. The evaluation provides the employee with a documented review of performance and may result in a change in compensation. Employee performance is measured against factors such as individual performance expectations, departmental and/or corporate business objectives, contributions to team efforts, performance relative to peers and performance to company values. Input on performance may be gathered from several sources, including managers, peers, subordinates and customers. Performance is documented each March using the Performance Appraisal Form, available on ATDOCs. This form was designed very simply, to allow managers and employees to discuss performance results as well as areas for improvement.

Remaining competitive requires that Amkor employees strive for continuous improvement in performance. Amkor encourages employees to take responsibility for their career development by maintaining and developing useful and marketable skills. In addition, managers are encouraged to provide a supportive environment to assist employees in career development.

WORKPLACE VIOLENCE

Amkor has a policy of zero tolerance for violence. Violence includes physically harming another, shoving, pushing, harassing, intimidating, coercing, brandishing weapons, and threatening or talking of engaging in those activities.

It is Amkor's intent to ensure that everyone associated with the business, including employees and customers, never feels threatened by any employee's actions or conduct. It is everyone's business to prevent violence in the workplace. Employees can help by reporting any workplace incident that could indicate a co-worker is in trouble. Employees are encouraged to report any incident that may involve a violation of any of the company's policies that are designed to provide a comfortable workplace environment. Concerns may be presented to your supervisor, human resources, or the legal department. All reports will be investigated and information will be kept confidential.

COMPENSATION AND BENEFITS

Amkor's compensation and benefits philosophy, which distinguishes the company and contributes to our success, is an integral part of our culture and management approach.

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TOTAL COMPENSATION AND PHILOSOPHY

The total compensation approach responds to the cyclical nature of our business. This philosophy is based on creating a pay structure that we can maintain in down cycles while being among the best paying in good times. This is accomplished through a combination of base pay, benefits and variable, profit-driven components such as cash and stock.

EQUITY

Pay equity is a method that Amkor uses to ensure that market pay rates are obtained in dynamic growth areas. These pay adjustments typically respond to specific job functions.

COMPETITIVE COMPENSATION AND BENEFITS PACKAGES

To strike a balance between Amkor's need to be viable and profitable, and the needs and desires of our employees, each country's compensation package is designed to be competitive with those of a select group of comparable companies within that country. The individual program components of a specific country may differ from local practices in that country to be consistent with Amkor's culture.

WORK HOURS

At Amkor, being at work on time and being available during normal business hours are part of our company's commitment to our customers and co-workers. Start times are generally consistent with local business start times for the geography in which Amkor operates. Amkor does not support flexible work hours (a program in which employees can arrive at work anytime between set hours).

ALTERNATE START TIMES

Alternate start times (starting at other than the local business start time on a regular basis) are supported only when business requirements can be met or exceeded as a result of the change.

Setting an alternate work schedule or start time for an employee or group of employees may be approved by a manager in the following circumstances:

- To accommodate a specific shift structure in facilities, manufacturing or other departments that use varied shifts as a part of the business.

- To accommodate regular business communication needs with a team or customers in geographies or time zones other than one's own.

- To accommodate an employee who has a disability or family hardship, as long as there is no undue hardship on the business results.

- To support local commuter traffic restrictions or requests from the city or country, as long as business requirements are not jeopardized.

Employees with alternate start times must have their supervisor's approval.

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ENVIRONMENTAL, SAFETY AND HEALTH

Amkor is committed to achieving a safe, healthy and environmentally friendly workplace, and is dedicated to principles and practices of "continuous improvement" in striving to provide high quality Environmental, Safety and Health (ESH) standards and practices for team members, customers, visitors, suppliers and the communities in which we live and work.

Amkor shall continue to demonstrate environmental responsibility through compliance with all relevant environmental regulations; implementation and monitoring guidelines; and training of team members to minimize the opportunity for environmental insult to include proper storage, transportation and disposal of hazardous waste materials, conservation of natural resources and energy management.

Amkor shall strive to eliminate accidents, occupational injuries and workplace illnesses by providing the appropriate training and support for team members, suppliers, contractors and visitors.

Amkor shall ensure that safety and environmental responsibility take precedence over expediency, and that our ESH standards meet international and local requirements.

Amkor expects all team members to comply with the ESH policy by getting the appropriate education and training to carry out ESH requirements in all phases of work and business.

Amkor shall communicate and make available our ESH policy, objectives and programs to all team members, suppliers, contractors and the public to encourage and promote the positive participation in achieving our goals for environmental responsibility, safety and health.

Amkor shall establish and maintain appropriate controls, including periodic reviews, to ensure adherence to this policy.

PHYSICAL SECURITY

Amkor aims to provide a secure business environment for the protection of our employees, products, valuable materials, equipment and proprietary systems and information. Materials, equipment and systems incorporated into the design of facilities and grounds will ensure adequate security in these areas. Security is the responsibility of all employees. Any breach of security should be reported immediately to your supervisor.

IDENTIFICATION AND BADGING

Anyone entering an Amkor facility is required to wear an Amkor-issued identification badge. Badges should be visible at all times. All badges are the property of Amkor and must be returned upon request. No modifications or additions should be made that interfere with the visibility, clarity or use of the badge.

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AMKOR COMPANY ASSETS AND COMPANY RIGHT TO SEARCH

Amkor does not allow the unauthorized removal of company assets or physical property from our premises, or sharing of our intellectual property in an unauthorized manner. To ensure proper protection of our employees and assets, Amkor regulates the possession and movement of assets, subject to the limitations imposed by local law.

Areas subject to search include an employee's workspace, desk, computer, file cabinet, locker or similar place where employees may place personal possessions, whether or not such places are locked. Such inspections or searches may also include, but are not limited to, computer files, floppy disks, hard drives, e-mail or other electronic mail; an employee's vehicle when on Amkor property; or items of personal property while on Amkor property.

INTERNAL INFORMATION POSTING

Amkor has a number of methods for posting information located within the facilities and on information systems for the purpose of communicating. Posting in any of these places is limited to company-related material, including statutory and legal notices, safety and disciplinary rules, company policies, memos, announcements of general interest and other items relating to Amkor. All postings require prior approval by the office manager at each site who manages the posting place in question.

QUALITY

Amkor is committed to pursue quality in every aspect of our business.

Therefore, we strive to:

- Continuously improve our company -- people, processes, product quality and cost of ownership, technology, service and delivery -- and achieve/maintain world-class competitiveness in each of these areas.

- Build in customer-defined quality at each step as our products are developed, manufactured, delivered and supported.

BUSINESS RESULTS

Successful quality practices will:

- Foster adherence to Amkor corporate values and promotes a culture where excellence is expected, commitments are honored, and teamwork, openness, hard work, and dedication to process improvement and quality results are a daily routine for everyone.

- Encourage the continuous improvement of our products, processes, and people to become better, faster and more cost effective in everything we do.

- Require us, individually and collectively, to understand the needs of our internal/external customers and satisfy them in a way that ensures mutually beneficial business results.

- Promote the quest for quality and competitiveness at Amkor, in the semiconductor business, global industry and the communities where we live.

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DEPLOYMENT

All managers will:

- Provide quality leadership and direction for all management functions and quality related activities at Amkor.

- Ensure each employee understands the Code of Business Conduct and Ethical Guidelines.

- Provide the appropriate environment for each employee to implement the Quality principle.

All employees will:

-    Talk, act and make decisions consistent with the tenets of this principle.

- Promote teamwork and support the improvement efforts of others for the good of Amkor as a whole.

EMPLOYEE REIMBURSEMENT/ADVANCES

Amkor's intention is to fund management-approved business travel, education, relocation, in/expatriate expenses, business entertainment and other expenses necessary to conduct our business. The employee is responsible for the accuracy, completeness and timely filing of the required forms, including appropriate backup documentation for receiving reimbursements, advances of funds or credit card purchases. It is the responsibility of the approving manager to ensure that reimbursable expenses or funds advanced are reasonable, ordinary and necessary to conduct Amkor's business. In addition, human resources is responsible for collecting funds and credit cards from terminating employees.

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VI. BUSINESS PRACTICES

ANTITRUST COMPLIANCE

The purpose of antitrust laws in the United States and other countries where Amkor does business is to encourage competition, which benefits consumers by prohibiting unreasonable restraints on trade. It is company policy to compete vigorously while at the same time adhering to both the letter and spirit of antitrust laws. Some of the more common antitrust problem areas are discussed next.

RESTRAINTS OF TRADE

Any agreement, understanding or arrangement expressed or implied, formal or informal, in restraint of trade or commerce is prohibited by antitrust laws. All employees must avoid even the appearance of engaging in the restraint of trade. All questions should be referred to the legal department.

DEALING WITH COMPETITORS

It is against Amkor policy to have a discussion or communication with any competitor relating to price or any matter that affects pricing, including costs, credit terms, allocation of markets, geographies, customers or lines of business.

FINANCIAL REPORTING AND EXTERNAL COMMUNICATIONS

FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE IN OUR COMPANY'S FILINGS AND PUBLIC COMMUNICATIONS

The Chief Executive Officer and the senior financial officers have the direct and primary responsibility to ensure full, fair, accurate, timely and understandable disclosure in Amkor's filings and public communications. Senior financial officers include the Chief Financial Officer, the Controller and each of their direct reports who have responsibility for the preparation of financial statements and public disclosure of financial information, and persons performing similar functions at our subsidiaries. The information included in all filings with the SEC and the Nasdaq Stock Market, and all other public communication must be complete, timely and accurate, and must not omit any material fact required so that the information disclosed is not misleading.

Since accurate records play a vital role in assuring the maintenance of high ethical standards, all employees have responsibility to record all transactions accurately, completely and in a timely manner. Never make false or artificial entries in any company records. Never understate or overstate reports of sales or expenses, or alter any documents used to support those reports.

Our financial statements must fairly and accurately present the financial condition of the business. Reporting Amkor's proper financial condition is a fundamental aspect of each employee's responsibilities. Reporting false information is strictly prohibited.

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

Amkor maintains a system of internal controls to assure appropriate authorization, recording and accountability of our company's assets. Amkor's internal control system is never to be intentionally circumvented.

All of our company's books and records are subject to review and audit. When employees are asked to respond to requests by internal auditors, legal staff and independent accountants, responses must be complete and truthful. Employees must include all relevant information, even if the request is not specific as to what information is required. If you know something that could be relevant, it must be disclosed.

All records shall be prepared accurately, reliably, honestly and in accordance with established finance and accounting procedures. An employee must not enter false or misleading information into records and must report to management any transaction they feel is questionable.

INTERACTION WITH INDEPENDENT ACCOUNTANTS

It is prohibited to take any action to fraudulently influence, coerce, manipulate or mislead an independent accountant who is engaged in the performance of an audit or review of Amkor's financial statements for the purpose of rendering the financial statements misleading.

Types of conduct that would constitute improper influence, include, but are not limited to, directly or indirectly:

- Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services;

-    Providing an auditor inaccurate or misleading legal analysis;

- Threatening to cancel or canceling existing audit or non-audit engagements if the independent accountant objects to the company's accounting;

- Seeking to have a partner removed from the audit engagement because the partner objects to the company's accounting;

-    Blackmailing;

-    Making physical threats.

RECORDS RETENTION

Business documents and records are important company assets. They contain data and information critical to the continuity of our business, preserve information necessary to protect our legal rights and support and document tax and other regulatory requirements. Employees are prohibited from tampering with company records or removing or destroying them prior to the dates specified in record retention schedules.

PUBLIC RELATIONS/PRESS

It is Amkor's intention to maintain open and consistent communications with the media.

To ensure the accuracy of all information provided, spokespeople are designated to respond to all inquiries. Except for designated spokespeople, individual employees should not respond on Amkor's behalf to policy inquiries in any public forum, including the Internet, on-line services and

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

the press a even when they are visiting our facilities.

All press inquiries should be forwarded immediately to the director of Marketing Communications, to the local Public Relations manager or to a designated spokesperson.

EMPLOYEE POSTING ON THE INTERNET

Amkor employees may choose, or be required by their jobs, to participate in public forums on the network, Internet mailing lists and so on. Employees may not represent Amkor's corporate opinion in these forums unless they have been specifically asked to do so. To avoid confusion, employees should indicate in their postings that the views they express are their own and not those of Amkor. If the posting is not obviously from an Amkor site, employees should clearly identify their affiliation with Amkor.

Employees should remember that, even with this disclaimer, they will be identified with Amkor and that their network behavior reflects on the company in a broader way. In addition, employees should never comment on confidential or internal company matters, and should never comment on pending legal actions involving Amkor, our customers or our partners.

All comments should be well informed and within the employee's sphere of expertise. Further, if the posting affects others at Amkor those affected should be copied on the posting or be advised of it in advance.

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

VII. USE AND PROTECTION OF ASSETS AND ELECTRONIC SYSTEMS

USE AND PROTECTION OF ASSETS

PROTECTION OF COMPANY ASSETS

Every Amkor employee is responsible for protecting the assets of the company. Each employee is also responsible for understanding Amkor's obligations for protecting assets that have been entrusted to it by customers or suppliers, and for treating them accordingly.

The company's assets include physical assets, such as equipment and buildings, as well as our funds, intellectual property, trade secrets and confidential information.

To protect Amkor's assets, they must be adequately safeguarded. This means locking up and securing valuable assets. Amkor's assets may not be sold, borrowed, lent, given away or modified in any way that would impact their value, unless there is a good business reason and with approval of the department manager.

USE OF COMPANY RESOURCES

Company resources, including (but not limited to) cash, personnel, equipment and vehicles may only be used for legitimate company business purposes.

Some sample situations:

- An Amkor employee may not make business trips or purchase an airline ticket at a premium price just to obtain frequent flier miles or other awards for his or her private use.

-    No one outside the company may have access to our computers.

- In some cases, using an Amkor PC to do personal work is permissible if it is clearly outside of business hours and you have your manager's approval. Be sure that you and your supervisor agree on the exact meaning of "outside of business hours."

INFORMATION SECURITY

Confidential information generated by or used in any company business activity is considered an information asset. This includes (but is not limited to) information originating from direct access to computer systems, information carried over networks, information preserved on portable electronic media and information appearing in hard-copy format.

At the time of hire, all employees must sign an agreement to protect Amkor's confidential information and intellectual property rights during and after employment with Amkor. Upon termination of employment, employees must provide Amkor with any company owned material or proprietary information (i.e., patents, designs, data), and authorize ownership of that information to Amkor.

Amkor requires that each employee be personally responsible for safeguarding the company's information assets, in all its various forms, from loss, inappropriate modification and disclosure to anyone who lacks either the authorization or the need-to-know.

All employees are required to:

- Protect the confidentiality of information such as product roadmaps, strategic long-range plans, product pricing, and employee salary data, which, if disclosed, could cause financial or other damage to Amkor.

- Hold in confidence and not use (except for the benefit of Amkor) any confidential information that they have access to or that was created by them while employed at Amkor.

- Protect third-party confidential information in the manner required by the terms of a Memorandum of Agreement. If such terms are not known, that information should not be used, copied or disclosed until the terms of the Memorandum of Agreement are known.

- Ensure that confidential information that may need to be released to customers or suppliers is handled properly. In such cases, an employee must have received proper authorization (approval from their manager or the legal department) and must ensure that the recipient has a need-to-know and signs a nondisclosure agreement. Requests for confidential information from outside sources must be handled only by authorized persons.

- Be personally accountable to Amkor and legally accountable for their actions.

EMERGENCY MANAGEMENT PLAN

Amkor aims to provide our customers with flawless delivery of the products and services they need and want.

Amkor recognizes that a wide variety of natural, human-caused, and physical and information system failures can happen. Plans must be in place and responsible people trained at all sites to ensure that employees, guests and neighbors are protected from injury; that Amkor's assets are protected from damage or loss; and that the effects of such an incident do not severely compromise Amkor's ability to achieve our mission.

Although these incidents cannot always be avoided, reducing the duration of an unplanned outage may control their severity. This may be accomplished by repetitively exercising recovery plans to ensure that they work when needed, and by taking preventative actions and measures to reduce the risk or impact when an occurrence is likely (such as in war zones).

Every major site and function must have an Emergency Management Plan reviewed by management and tested periodically. Preparations must include a cost-effective combination of emergency response, recovery planning, protection of critical data via backup, and secure storage and interim processes until normal services can be resumed.

During emergency situations, Amkor's communications with the press must be timely, honest and accurate, and they should not compromise the company's reputation. Except for designated spokespersons, individual employees should not respond to public inquiries from the press or any other forum during a time of emergency.

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

VIII. VIOLATIONS OF THE CODE AND THE ETHICS HOTLINE

REPORTING VIOLATIONS OF THE CODE

If an employee needs assistance in evaluating proposed conduct, or if an employee observes or suspects any violation of the Code of Business Conduct and Ethical Guidelines, he or she should first tell his or her supervisor. If the employee is uncomfortable speaking with his or her supervisor for any reason, he or she should contact, human resources, the legal department, or internal audit or call the confidential Ethics Hotline at 877-22AMKOR (877-222-6567). The confidential Ethics Hotline is operated by an independent third party provider. Callers can remain anonymous when calling the Ethics Hotline and the representative with whom the caller speaks will respect that decision.

The Ethics Hotline is available 24-hours a day, 7 days a week from any location in the world. Nearly all languages can be accommodated when calling the Ethics Hotline, including Korean, Tagalog, Japanese and Mandarin. To obtain the toll-free Amkor telephone number from outside the U.S., a caller will first dial the AT&T Direct Access Code for the country he or she in, then dial 877-22AMKOR (877-222-6567). Specific country dialing instructions can be found on the Amkor's intranet site, by asking the local Amkor human resources department, or by calling the local AT&T telephone operator. Every report received will be investigated promptly, and a caller may make a report without giving his or her name.

RETALIATION

Employees can raise their concerns of violations of the Code of Business Conduct and Ethical Guidelines, or other illegal or unethical conduct without fear that they will be disciplined or terminated. We will not permit retaliation of any kind against an employee for reporting information in good faith, which means telling the truth as the employee knows it to be, to his or her supervisor, an Amkor manager, a human resource representative or the Ethics Hotline.

VIOLATIONS OF THE CODE

Amkor will take appropriate disciplinary actions, up to and including termination, for any violation of this Code of Business Conduct and Ethical Guidelines.

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

IX. PHONE NUMBERS

AMKOR IN CHANDLER, ARIZONA

INTERNAL TIE LINE 83.501 AND EXTENSION # OR EXTERNAL 480.821.5000 AND EXTENSION
#

Human Resources Hotline........................................................    ext. 5097
Internal Audit: Joanne Solomon, VP Finance and Business Assurance..............    ext. 5416
Purchasing: Buddy Farr, VP Asset Management....................................    ext. 5214
Marketing Communications: Jeff Luth, VP Corporate Communications...............    ext. 5130

AMKOR IN WEST CHESTER, PENNSYLVANIA

INTERNAL TIE LINE 83.101 AND EXTENSION # OR EXTERNAL 610.431.9600 AND EXTENSION
#

     Legal: Kevin Heron, Sr. VP and General Counsel.................................      ext. 5535

ETHICS HOTLINE......................................................................     877.22AMKOR
                                                                                        (877-222-6567)

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

UPHOLD AMKOR'S VALUES
SEEK GUIDANCE, ASK QUESTIONS, REPORT YOUR CONCERNS

                       ETHICS HOTLINE
                          877-22AMKOR
                       (877-222-6567)
             TOLL-FREE, DAY OR NIGHT,
                        CONFIDENTIAL,
                     IN YOUR LANGUAGE

[AMKOR TECHNOLOGY LOGO]

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